Exhibit 99.1

UNAUDITED PRO FORMA CONSENSED FINANCIAL DATA

On January 7, 2009, Jaco Electronics, Inc. (the “Company”) completed the previously announced sale (the “Transaction”) of certain assets, excluding acconts receivable, used in the Registrant’s business of distributing passive and active electronic components and supporting technology products and services (the Component Business”) to WPG Americas, Inc. (“WPG”).  In consideration for the assets purchased, WPG paid the Registrant $6,500,000 in cash and assumed approximately $9,366,000 of accounts payable. The purchase price is subject to a customary post-closing purchase price adjustment. The proceeds from the sale were used for debt repayment.

The following unaudited pro forma condensed consolidated financial statement illustrates the effect of the Transaction to the extent that it has not yet been fully reflected in the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations gives effect to the sale as if it occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with the Company’s historical consolidated financial statements, including the notes thereto, in the Company’s Quarterly Report filed on Form 10-Q for the quarter ended September 30, 2008.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction described above occurred on the date indicated or that may be expected to occur in the future as a result of such transaction.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2008
(in thousands, except per share amounts)

	Jaco Electronics	Pro Forma		Jaco Electronics
	Historical	Adjustments		Pro Forma
ASSETS

Current Assets

Cash	$26			$26
Accounts Receivable – net	28,024			28,024
Inventory	33,195	(17,494)	(a)	15,701
Prepaid expenses and other	1,161			1,161

Total current assets	62,406	(17,494)		44,912

Property, plant and equipment - net	911	(385)	(a)	526

Goodwill	1,953			1,953

Other Assets	1,836	(80)	(a)	1,756

Total Assets	$67,106	$(17,959)		$49,147

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities

Accounts payable and accrued expenses	$29,596	$(11,322)	(a)	18,274
Current maturities of long-term debt and
Capitalized lease obligations	28,274	(6,637)	(a)	21,637

Total current liabilities	57,870	(17,959)		39,911

Deferred compensation	1,212			1,212

Total liabilities	59,082	(17,959)		41,123

SHAREHOLDERS’ EQUITY

Preferred stock – authorized, 100,000 shares
$10 par value; none issued	-
Common stock – authorized, 20,000,000 shares
$.10 par value; 6,954,232 shares issued and
6,294,332 shares outstanding	695			695
Additional paid-in capital	27,271			27,271
Accumulated deficit	(17,628)			(17,628)
Treasury stock	(2,314)			(2,314)

Total shareholders’ equity	8,024			8,024

Total liabilities and shareholders’ equity	$67,106	$(17,959)		$49,147

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended September 30, 2008
(in thousands, except per share amounts)

	Jaco Electronics	Pro Forma		Jaco Electronics
	Historical	Adjustments		Pro Forma

Net sales	$47,816	$(25,563)	(b)	$22,253

Cost of goods sold	39,341	(21,217)		18,124

Gross profit	8,475	(4,346)	(c)	4,129

Selling, general and administrative expenses	7,764	(3,071)	(d)	3,876
		(645)	(e)
		(172)	(f)
Impairment of goodwill	15,377	(15,377)	(g)	-

Operating (loss) profit	(14,666)	14,919		253

Interest expense	437	(89)	(h)	348

Loss before income taxes	(15,103)	15,008		(95)

Income tax provision	10			10

Net (loss) earnings	$(15,113)	$15,008		$(105)

PER SHARE INFORMATION

Basic and diluted loss per common share	$(2.40)			$(0.02)

Weighted-average common shares and common
Equivalent shares outstanding

Basic and diluted	6,294			6,294

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended June 30, 2008
(in thousands, except per share amounts)

	Jaco Electronics	Pro Forma		Jaco Electronics
	Historical	Adjustments		Pro Forma

Net sales	$193,719	$(121,171)	(b)	$72,548

Cost of goods sold	162,272	(102,061)		60,211

Gross profit	31,447	(19,110)	(c)	12,337

Selling, general and administrative expenses	29,913	(13,571)	(d)	13,124
		(2,580)	(e)
		(638)	(f)
Impairment of goodwill	8,500	(8,500)	(g)	-

Operating loss	(6,966)	6,179		(787)

Interest expense	2,119	(455)	(h)	1,664

Loss before income taxes	(9,085)	6,634		(2,451)

Income tax provision	50			50

Net loss	$(9,135)	$6,634		$(2,501)

PER SHARE INFORMATION

Basic and diluted loss per common share	$(1.45)			$(.40)

Weighted-average common shares and common
Equivalent shares outstanding

Basic and diluted	6,294			6,294

Pro Forma Adjustments

(a)	To reflect the sale of the net assets of the Company’s Component Business to WPG as of the balance sheet date.
(b)	To reflect the net sales of the Component Business for the period.
(c)	To reflect the gross margin of the Component Business for the period.
(d)	To reflect direct expenses of the Component Business for the period.
(e)	To reflect the Company’s expenses that were paid by WPG for the period.
(f)	To reflect direct employee reductions of the Company’s remaining operations as a result of the sale of the Components Business.
(g)	To reflect the adjustment of impairment of goodwill that would have been made in the prior reporting period as a result of the sale of the Company’s Component Business.
(h)	To reflect the reduction in interest expense from the assumed payment of debt at an average interest rate for the period.